EXHIBIT 99

Form 51-102F3
MATERIAL CHANGE REPORT

Item 1	Name and Address of Company CAE Inc. 2025 Logistics drive Mississauga, Ontario L5S 1Z9

Item 2	Date of Material Change

February 11, 2005.

Item 3	News Release

CAE Inc. (“ CAE ” or the “Company”) issued a press release with respect to a material change through the Business Wire on February 11, 2005. A copy of such press release is attached hereto and forms an integral part hereof.

Item 4	Summary of Material Change

On February 11, 2005, CAE reported financial results for the third quarter ended December 31, 2004, and announced a comprehensive restructuring plan aimed at restoring the Company’s profitability, cash flow and return on investment.

Item 5	Full Description of Material Change

CAE reported financial results for the third quarter ended December 31, 2004, and announced a comprehensive restructuring plan aimed at restoring the Company’s profitability, cash flow and return on investment.

CAE recorded a net loss for the quarter of $347.0 million, or $1.40 per share. This includes a noncash charge of $443.3 million ($354.5 million net after-tax) for impairment in the value of goodwill, intangible and tangible assets. Excluding this charge, earnings from continuing operations for the third quarter were $8.8 million (or $0.04 per share) compared to $14.5 million (or $0.05 per share) last year. It should be noted that restructuring costs of approximately $3.8 million pre-tax ($0.01 per share) have already been charged to operating earnings in the third quarter. During the fourth quarter ending March 31, 2005, the Company will record a $30-million charge for workforce reduction and related expenses. An additional restructuring cost in

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the range of $25 to $35 million will be incurred over the course of fiscal year 2006. The third-quarter financial results do not include the estimated after-tax gain of $110 million from the sale of the Marine Controls unit, which will be recorded in the quarter ending March 31, 2005. All financial information is in Canadian dollars.

New Business Plan

Immediately following his arrival as President and Chief Executive Officer last August, Mr. Robert E. Brown initiated an extensive six-month strategic review of CAE’s markets, customers and other external stakeholders as well as its internal resources and capabilities. Following this review, the Company has reconfirmed its strategic direction. In doing so, it has adopted a plan that will protect its technological leadership while at the same time fostering synergies between its various operating units and implementing sound business practices. The plan maintains a Civil Training Group and a Military Group, both of which will be devoted to training, simulation, modeling and sales for their specific markets. A new Simulation Products Group will consolidate all manufacturing activities and include engineering, program management and global procurement. These functions had previously existed in the other two groups, resulting in duplication. The reorganization, which will be effective April 1, 2005, is expected to result in significant savings to the Company and will position it well to face new market realities.

Other Organizational Changes and Restructuring

The Civil Training Group will consolidate training centres where duplication exists and reallocate a number of simulators to maximize yield. The Company will also be implementing an enterprise resource planning system – a business management system that integrates all facets of the business, including planning, manufacturing, sales, and marketing — in order to improve accountability and information flow. In addition, CAE’s compensation structure will be reoriented, effective April 1, 2005, with a specific emphasis on building shareholder value.

Balance Sheet

CAE has determined that it is necessary to record a pre-tax write-down of assets of $443.3 million. Of this amount, $205.2 million represents a reduction in goodwill following CAE’s annual goodwill impairment test, which is conducted every year as at December 31. Due to the strengthening of the Canadian dollar and continuing negative market conditions in civil aviation, more tests were conducted. These resulted in an additional write-down of $238.1 million: of this, $107.1 million is a reduction of identifiable intangible assets (primarily related to training acquisitions), and $131.0 million is a reduction for non-performing simulators and other assets including deferred research and development costs.

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CAE is recording a deferred tax benefit of $88.8 million related to this impairment, which results in a net after-tax charge to income in the third quarter of $354.5 million, or $1.43 per share. These non-cash adjustments have no impact on previously reported revenues or operating income and will not result in any future cash expenditures.

The valuation principles used by the Company for the goodwill impairment test were consistent with those of prior years. The increased clarity of current and expected weak market conditions — including the continued lack of profitability of the civil aviation market, a decline in demand for 30-to-50 seat passenger regional jets, and the higher Canadian dollar — triggered changes in assumptions that led CAE to lower estimates of the future cash flows expected from its investments in its civil business. The reduction in carrying value of intangible and tangible assets will result in a decrease in the amortization charge of approximately $14.0 million on an annualized basis, commencing in the fourth quarter of fiscal 2005.

Directors

Two new members have joined CAE’s Board of Directors: Brian Barents, former CEO of both Learjet and Galaxy Aerospace, and former Chairman of the General Aviation Manufacturers Association; and Paul Gagné, former CEO of Avenor.

Item 6	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable.

Item 7	Omitted Information

Not applicable.

Item 8	Executive Officer

The senior officer who can answer questions regarding this report is Mr. Hartland J.A. Paterson, Vice-President, Legal and Secretary. Mr. Paterson can be reached at (514) 734-5779.

Item 9	Date of Report

February 15, 2005.